Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports Second Quarter 2006 Results

Record Quarterly Gross Margin Percentage, Net Income and Earnings Per Share

PHOENIX, Ariz. – July 27, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that total revenues in the second quarter of 2006 were $375.3 million, an increase of approximately 12 percent from the first quarter of 2006. During the second quarter of 2006, the company reported net income of $67.5 million, or $0.19 per share on a fully diluted basis, which included approximately $3.3 million or $0.01 per share of restructuring, asset impairments and other charges (primarily associated with the impairment of certain IT projects). Second quarter 2006 results include approximately $2.4 million associated with stock based compensation expense primarily due to our adoption of FAS 123(R) Share Based Payment. During the first quarter of 2006, the company reported net income of $40.4 million, or $0.12 per share on a fully diluted basis. First quarter 2006 results included approximately $1.9 million associated with stock based compensation expense and a $2.3 million investment gain reflected in other income.

On a mix-adjusted basis, average selling prices in the second quarter of 2006 were up approximately one percent from the first quarter of 2006. The company’s gross margin in the second quarter was 40.8 percent, an increase of approximately 560 basis points as compared to the first quarter of 2006 due to a combination of increased sales volume, improved mix, increased factory utilization, improved pricing and the effect of a review in the depreciation life of manufacturing equipment.

In the second quarter of 2006, the company re-assessed the overall depreciation life of the company’s manufacturing equipment. Following this analysis, the company changed the estimated depreciation life of its manufacturing equipment consistent with the expected useful life of the equipment. This change, which affects results only for the second quarter of 2006 and future periods, reduced depreciation by approximately $7.5 million and increased gross margin by approximately 200 basis points during the second quarter of 2006.

EBITDA for the second quarter of 2006 was $96.8 million, which included approximately $3.3 million of restructuring, asset impairment and other charges. EBITDA for the first quarter of 2006 was $76.9 million. A reconciliation of this non-GAAP financial measure to the company’s net income and net cash provided by operating activities prepared in accordance with U.S. GAAP is set forth in the attached schedule.

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ON Semiconductor Reports Second Quarter 2006 Results

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On May 15, 2006, the company completed its acquisition of LSI Logic’s Gresham Wafer Fab. In the second quarter of 2006, this purchase accounted for approximately $12.5 million of the company’s total revenues. Approximately $10.3 million of the company’s sequential inventory growth from the first quarter of 2006 was also a result of this acquisition. Further details regarding the financial impact of the acquisition will be provided in our Form 10-Q for the second quarter of 2006.

“The second quarter was another strong quarter for ON Semiconductor” said Keith Jackson, ON Semiconductor president and CEO. “Our improving mix, new product introductions and cost competitive manufacturing capabilities helped drive record quarterly gross margin percentage, net income and earnings per share. During the second quarter we also grew cash and cash equivalents by approximately $43 million to a record high balance of approximately $295 million. Going forward, we look to continue our success and have focused the company on accelerating the growth of our power solutions portfolio. As part of this effort, beginning in the third quarter, we have re-aligned the company into four market-based divisions, the Digital and Consumer Products Group, the Computing Products Group, the Automotive and Power Regulation Group and the Standard Products Group. We believe this new organizational structure will enable ON Semiconductor to continue to expand its development of innovative power solutions for customers in these key markets.”

THIRD QUARTER 2006 OUTLOOK

“Based upon product booking trends, backlog levels, anticipated foundry service revenue and estimated turns levels, we anticipate that total revenues will be approximately $405 to $415 million in the third quarter of 2006,” Jackson said. “Backlog levels at the beginning of the third quarter were up from backlog levels at the beginning of the second quarter of 2006, and represented over 90 percent of our anticipated third quarter 2006 revenues. We expect that average selling prices for the third quarter of 2006 will be approximately flat sequentially. Gross margins in the third quarter are expected to decline to approximately 38 percent, primarily associated with an increase in lower margin foundry service revenue. Beginning in the first quarter of 2006, we were required to expense stock based compensation in accordance with FAS No. 123(R). We currently expect this expense to be approximately $2.5 million in the third quarter of 2006.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5:00 p.m. Eastern time (ET) today to discuss the second quarter 2006 results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for approximately 30 days following the conference call.

ON Semiconductor Reports Second Quarter 2006 Results

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About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the second quarter of 2006 and its bookings trends, backlog levels, estimated turns levels, revenues, gross margins and average selling prices, stock based compensation expense, completing the purchase of the Gresham wafer fabrication facility and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports Second Quarter 2006 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended			Six Months Ended
	June 30, 2006	March 31, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Revenues	$375.3	$334.0	$302.8	$709.3	$605.2
Cost of revenues	222.1	216.3	204.3	438.4	410.5

Gross profit	153.2	117.7	98.5	270.9	194.7

Operating expenses:
Research and development	25.2	23.6	23.0	48.8	46.1
Selling and marketing	22.7	21.0	18.9	43.7	38.2
General and administrative	21.3	20.2	17.5	41.5	37.9
Restructuring, asset impairments and other, net	3.3	—	2.8	3.3	3.9

Total operating expenses	72.5	64.8	62.2	137.3	126.1

Operating income	80.7	52.9	36.3	133.6	68.6

Other income (expenses), net:
Interest expense	(13.1)	(13.0)	(15.4)	(26.1)	(30.0)
Interest income	2.8	2.0	1.2	4.8	2.1
Other	(0.2)	1.0	(0.6)	0.8	(1.6)

Other income (expenses), net	(10.5)	(10.0)	(14.8)	(20.5)	(29.5)

Income before income taxes and minority interests	70.2	42.9	21.5	113.1	39.1
Income tax provision	(1.8)	(2.0)	(2.0)	(3.8)	(3.8)
Minority interests	(0.9)	(0.5)	(1.0)	(1.4)	(2.0)

Net income	67.5	40.4	18.5	107.9	33.3
Less: Accretion to redemption value of convertible redeemable preferred stock	—	—	0.1	—	0.2
Less: Convertible redeemable preferred stock dividends	—	—	(2.6)	—	(5.2)
Less: Allocation of undistributed earnings to preferred shareholders	—	—	(2.5)	—	(4.4)

Net income applicable to common stock	$67.5	$40.4	$13.5	$107.9	$23.9

Income per common share:
Basic:	$0.21	$0.13	$0.05	$0.34	$0.09

Diluted:	$0.19	$0.12	$0.05	$0.31	$0.09

Weighted average common shares outstanding:
Basic	322.8	311.8	255.3	317.3	255.2

Diluted:	355.7	346.4	287.8	350.8	287.8

ON Semiconductor Reports Second Quarter 2006 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	June 30, 2006	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$294.7	$251.3	$233.3
Receivables, net	200.5	178.3	160.2
Inventories, net	195.1	175.1	169.5
Other current assets	38.5	36.2	29.9
Deferred income taxes	5.8	4.4	7.4

Total current assets	734.6	645.3	600.3
Property, plant and equipment, net	567.4	450.0	438.5
Deferred income taxes	0.7	1.6	—
Goodwill	77.3	77.3	77.3
Intangible assets, net	11.6	—	—
Other assets	31.4	36.8	32.4

Total assets	$1,423.0	$1,211.0	$1,148.5

Liabilities, Minority Interests and Stockholders’ Deficit
Accounts payable	$146.3	$132.1	$137.3
Accrued expenses	124.5	90.7	83.9
Income taxes payable	6.4	4.5	5.5
Accrued interest	0.5	1.3	0.6
Deferred income on sales to distributors	126.9	113.2	97.1
Current portion of long-term debt	51.2	52.3	73.9

Total current liabilities	455.8	394.1	398.3
Long-term debt	1,009.8	1,009.7	993.1
Other long-term liabilities	32.2	31.6	31.4
Deferred income taxes	—	—	1.2

Total liabilities	1,497.8	1,435.4	1,424.0

Minority interests in consolidated subsidiaries	25.2	25.3	24.8

Common stock	3.2	3.1	3.1
Additional paid-in capital	1,342.1	1,260.4	1,252.7
Accumulated other comprehensive income	3.6	3.2	0.7
Accumulated deficit	(1,448.9)	(1,516.4)	(1,556.8)

Total stockholders’ deficit	(100.0)	(249.7)	(300.3)

Total liabilities, minority interests and stockholders’ deficit	$1,423.0	$1,211.0	$1,148.5

ON Semiconductor Reports Second Quarter 2006 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended			Six Months Ended
	June 30, 2006	March 31, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Net income	$67.5	$40.4	$18.5	$107.9	$33.3
Plus:
Depreciation and amortization	17.2	23.5	24.8	40.7	49.9
Interest expense	13.1	13.0	15.4	26.1	30.0
Interest income	(2.8)	(2.0)	(1.2)	(4.8)	(2.1)
Income tax provision	1.8	2.0	2.0	3.8	3.8

EBITDA*	96.8	76.9	59.5	173.7	114.9
Increase (decrease):
Interest expense	(13.1)	(13.0)	(15.4)	(26.1)	(30.0)
Interest income	2.8	2.0	1.2	4.8	2.1
Income tax provision	(1.8)	(2.0)	(2.0)	(3.8)	(3.8)
Loss (gain) on sale or disposal of fixed assets	(0.2)	—	0.5	(0.2)	—
Amortization of debt issuance costs and debt discount	0.7	0.6	0.4	1.3	0.9
Provision for excess inventories	6.6	2.5	3.1	9.1	6.2
Non-cash impairment of property, plant, and equipment	4.7	—	—	4.7	—
Non-cash interest on junior subordinated note payable	—	—	3.9	—	7.8
Deferred income taxes	(0.5)	0.4	(2.4)	(0.1)	(4.6)
Non-cash stock compensation expense	2.4	1.9	—	4.3	—
Other	0.8	(1.0)	1.2	(0.2)	1.9
Changes in operating assets and liabilities	(18.0)	(17.8)	12.0	(35.8)	2.8

Net cash provided by operating activities	$81.2	$50.5	$62.0	$131.7	$98.2

*	EBITDA represents net income before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.